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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            W.R. BERKLEY CORPORATION

     The undersigned, being the Chairman of W.R. BERKLEY CORPORATION, a corporation existing under the laws of the State of Delaware, hereby certifies that:

     1. The first paragraph of Article Fourth of the Restated Certificate of Incorporation of said corporation be and it hereby is amended to read as follows:

     FOURTH: The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is eighty-five million (85,000,000) shares, of which eighty million (80,000,000) shares are to be Common Stock of the par value of twenty cents ($.20) each, and five million (5,000,000) shares are to be Preferred Stock of the par value of ten cents ($.10) each.

     2. The amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, I have signed this certificate this 12 day of May, 1998.

                                                    /s/ William R. Berkley
                                                    William R. Berkley, Chairman

Attest:
/s/ Ira S. Lederman
---------------------------------
Ira S. Lederman, Assistant Secretary